Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 549-6611 jtt@docreit.com Jeffrey N. Theiler Executive Vice President and CFO (414) 367-5610 jnt@docreit.com

Physicians Realty Trust Reports Fourth Quarter and Full Year 2018 Financial Results

Announces Total 2018 Investment Activity of $271.0 million and Disposition Activity of $220.4 million

Fourth Quarter Highlights:

•	Reported fourth quarter 2018 total revenue of $105.3 million, up 8% over the prior year period.

•
Generated fourth quarter net income per share and OP unit of $0.06 on a fully diluted basis, compared to net income per share and OP unit of $0.05 on a fully diluted basis in the same period last year.

•	Generated fourth quarter normalized funds from operations (Normalized FFO) of $0.27 per share and OP unit on a fully diluted basis, consistent with the same period last year.

•	Fourth Quarter Same-Store Cash Net Operating Income (Cash NOI) growth was 1.3% year-over-year.

•	Declared a quarterly dividend of $0.23 per share and OP unit for the fourth quarter 2018, paid January 18, 2019.

Milwaukee, WI - February 27, 2019 - Physicians Realty Trust (NYSE: DOC) (the “Company,” the “Trust,” “we,” “our” and “us”), a self-managed healthcare real estate investment trust, today announced results for the fourth quarter ended December 31, 2018.

John T. Thomas, President and Chief Executive Officer of the Trust, commented, “Our financial results once again demonstrated the resilient value of high quality medical office facilities during a quarter that will best be remembered for volatility and uncertainty across the broader markets.”

“Our mandate for 2018 was to strengthen what we already believed to be among the best portfolios of medical assets in the United States. We accomplished that by selling $220 million of older, less strategically valuable properties throughout the year and reinvesting those proceeds into four of the highest quality properties in the country. Each of these acquisitions is on the campus of or affiliated with a leading health system, and at an average size of 155,000 square feet, represents the type of asset best positioned to offer long-term value to both our tenant partners and shareholders,” Mr. Thomas continued.

“We look forward to discussing our quarterly performance, as well as our expectations for 2019, during today’s conference call,” Mr. Thomas concluded.

Fourth Quarter Financial Results

Total revenue for the fourth quarter ended December 31, 2018 was $105.3 million, an increase of 8% from the same period in 2017. As of December 31, 2018, the portfolio was 95.7% leased.

Total expenses for the fourth quarter 2018 were $94.2 million, an increase of 7% from the same period in 2017. The increase in expenses was primarily the result of a $5.0 million increase in operating expenses, a $3.2 million increase in depreciation and amortization, and a $2.5 million increase in interest expense.

Net income for the fourth quarter 2018 increased to $11.2 million, compared to net income of $10.2 million for the fourth quarter 2017, an increase of 10%.

Net income attributable to common shareholders for the fourth quarter 2018 was $10.5 million. Diluted earnings per share for the fourth quarter 2018 was $0.06 based on 187.8 million weighted average common shares and operating partnership units (“OP Units”) outstanding.

Funds from operations (FFO) for the fourth quarter 2018 consisted of net income, plus $39.3 million of depreciation and amortization, less $0.5 million of other adjustments, resulting in $0.27 per share and OP unit on a fully diluted basis. Normalized FFO, which adjusts for net changes in fair value, was $49.9 million, or $0.27 per share and OP unit on a fully diluted basis.

Normalized funds available for distribution (FAD) for the fourth quarter 2018, which consists of normalized FFO adjusted for non-cash share compensation, straight-line rent adjustments, amortization of acquired above-market and below-market leases and assumed debt, amortization of lease inducements, amortization of deferred financing costs, and recurring capital expenditures, was $44.7 million.

Our same-store portfolio, which includes 229 properties representing approximately 85% of our net leasable square footage, generated year-over-year Same-Store Cash NOI growth of 1.3% for the fourth quarter 2018. Same-Store Cash NOI for the fourth quarter 2018 excludes 6 assets slated for disposition.

Assets Slated for Disposition

We consider 6 properties in three states, representing an aggregate of approximately 320,270 square feet of gross leasable area, to be slated for disposition as of December 31, 2018. We believe that these properties no longer meet our core business strategy from a size, age, geography, or line of business perspective.

Other Recent Events

Dividend Paid

On December 21, 2018, our Board of Trustees authorized and declared a cash distribution of $0.23 per common share and OP Unit for the quarterly period ended December 31, 2018. The distribution was paid on January 18, 2019 to common shareholders and OP Unit holders of record as of the close of business on January 4, 2019.

Recent Investment Activity

During the quarter ended December 31, 2018, the Company executed 3 mezzanine loans with an aggregate principal balance of $9.8 million and a weighted average interest rate of 8.3%.

On January 18, 2019, the Company made a construction loan to finance the construction of a 27,000 square foot cancer center in Denton, Texas up to $15.5 million. The loan bears interest at a rate of 5.50% on the outstanding principal balance during construction and 6.25% following substantial completion. The loan is secured by a first deed of trust on the real estate and a completion guaranty, and includes a fixed $15.5 million purchase option that is exercisable upon the first anniversary of substantial completion at which time the yield is expected to be 6.0%. The 100% pre-leased development is located across the street from the 208-bed Texas Health Presbyterian Hospital Denton campus, and is expected to include expanded radiation oncology services, CT, PET-CT, and a state of the art infusion center with direct access to a healing garden. As of the date of this press release, $5.0 million has been funded under the construction loan facility.

On February 13, 2019, the Company funded a $15.0 million term loan that is secured by a first mortgage on real estate being developed in Columbus, Ohio and by a full recourse guaranty. The loan bears interest at a rate of 8.5% during its one-year term.

Recent Capital Activity

During the quarter ended December 31, 2018, the Company issued 144,562 shares pursuant to our ATM program at a weighted average price of $17.03 for net proceeds of $2.4 million. The Company paid off $25.9 million of secured mortgage loans early at an interest rate of approximately 5.6% per annum, reducing the Company’s secured leverage to 2.5% of total assets.

Recent Developments

During the quarter ended December 31, 2018, El Paso Specialty Hospital and its affiliate El Paso Specialty Physicians Group, tenants in two of our El Paso, Texas properties, announced they would be terminating their business operations and vacating their leased space by the end of the year. The tenants leased a combined 145,451 rentable square feet in the properties and paid approximately $3.4 million of combined annualized base rent. The Company was able to quickly reach an agreement with a subsidiary of a major healthcare system that employed most of the physicians in the group, and executed a new 10-year lease for 58,480 square feet of the vacant space at a comparable rental rate. The Company is in negotiations to lease the remaining vacant space to the same major healthcare system and has also entertained interest in the facility by several other healthcare systems. The anticipated FFO and FAD impact to earnings is $0.8 million per quarter.

2019 Guidance

The Company anticipates G&A expenses to be between $31 million and $33 million for the year ended December 31, 2019. During 2019, the Company expects to close between $200 million and $400 million of off-market real estate investments at cap rates of 5.50% to 6.25%.

Impact of Future Accounting Standards

In February 2016, the Financial Accounting Standards Board issued Topic 842, which will be implemented by the Company as of January 1, 2019. As part of Topic 842, companies are required to expense certain leasing costs that were previously capitalizable. The guidance for G&A is fully inclusive of this change.

Leadership Team Promotions

We are proud to announce three promotions. Our Board of Trustees has promoted Mark D. Theine to Executive Vice President, Asset Management, recognizing his strong leadership and growth as a leader of the company. Mr. Theine’s career began when he was hired by our founder, John W. Sweet, to help build and run the private company that is the predecessor company to DOC, and became an original officer of DOC as a Senior Vice President upon completion of our IPO. Mr. Theine is responsible for managing the daily operations of our portfolio, which has grown from 19 buildings and 500,000 square feet at the time of the IPO to over 250 buildings and almost 14,000,000 square feet today. In the beginning, he managed a handful of internal employees and third party property managers, and today, due to our growth, directly or indirectly manages over 100 people.

In addition, the Board promoted and expanded the responsibilities of John W. Lucey, recognizing his contributions as our Chief Accounting and Administrative Officer. Mr. Lucey joined our organization immediately following our IPO as our Principal Accounting and Reporting Officer, and his leadership and ability to scale our team through the significant growth of our company has been critical to our success. Mr. Lucey leads our accounting, SEC, and public company reporting, leads our human resources and information technology functions, and oversees other administrative responsibilities.

Among many of Mr. Lucey’s accomplishments, was his decision to hire, mentor and develop Laurie P. Becker, who rose quickly through the organization. We are pleased to announce Ms. Becker has been promoted to Senior Vice President, Controller. Ms. Becker will continue to report to and support Mr. Lucey across his many responsibilities, with a direct focus on accounting, SEC, and public company reporting.

“On behalf of the Board of Trustees and the entire DOC team, we are excited to see the professional development, leadership and maturity of these three outstanding individuals, who have helped create, grow, and cultivate our Company and demonstrate every day the heart of our culture. We expect Mark, John, and Laurie to continue to help lead our organization for years to come,” said Governor Tommy G. Thompson, Chairman of the Board of Trustees.

Conference Call Information

The Company has scheduled a conference call on Wednesday, February 27, 2019, at 10:00 a.m. ET to discuss its financial performance and operating results for the fourth quarter ended December 31, 2018. The conference call can be accessed by dialing (877) 407-0784 from within the U.S. or (201) 689-8560 for international callers. Participants can reference the Physicians Realty Trust Fourth Quarter Earnings Call or passcode: 13685911. The conference call also will be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.docreit.com. A replay of the conference call will be available beginning February 27, 2019, at 1:00 p.m. ET until March 27, 2019, at 11:59 p.m. ET, by dialing (844) 512-2921 (U.S.) or (412) 317-6671 (International); passcode: 13685911. A replay of the webcast also will be accessible on the Investor Relations website for one year following the event. Beginning February 27, 2019, the Company’s supplemental information package for the fourth quarter 2018 will be accessible through the Investor Relations section of the Company’s website under the “Supplemental Information” tab.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company conducts its business through an UPREIT structure in which its properties are owned by Physicians Realty L.P., a Delaware limited partnership (the “operating partnership”), directly or through limited partnerships, limited liability companies or other subsidiaries. The Company is the sole general partner of the operating partnership and, as of December 31, 2018, owned approximately 97.2% of OP units.

Investors are encouraged to visit the Investor Relations portion of the Company’s website (www.docreit.com) for additional information, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, press releases, supplemental information packages and investor presentations.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, “continue”, “intend”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements may include statements regarding the Company’s strategic and operational plans, the Company’s ability to generate internal and external growth, the future outlook, anticipated cash returns, cap rates or yields on properties, anticipated closing of property acquisitions, and ability to execute its business plan. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (the “Commission”), including, without limitation, the Company’s annual and periodic reports and other documents filed with the Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events or otherwise. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed by the Company with the Commission on March 1, 2018 and in the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018, September 30, 2018, filed by the Company with the Commission on May 4, 2018, August 3, 2018, and November 5, 2018 respectively.

Source: Physicians Realty Trust

Physicians Realty Trust
Condensed Consolidated Statements of Income
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues:
Rental revenues	$77,266	$73,158	$313,006	$259,673
Expense recoveries	25,764	21,861	97,989	75,425
Interest income on real estate loans and other	2,281	2,301	11,556	8,486
Total revenues	105,311	97,320	422,551	343,584
Expenses:
Interest expense	16,209	13,723	66,183	47,008
General and administrative	6,660	6,112	28,816	22,957
Operating expenses	31,950	26,956	122,620	97,035
Depreciation and amortization	39,365	36,128	158,389	125,159
Acquisition expenses	—	3,913	—	16,744
Impairment loss	—	965	—	965
Total expenses	94,184	87,797	376,008	309,868
Income before equity in income of unconsolidated entities and gain on sale of investment properties, net:	11,127	9,523	46,543	33,716
Equity in income of unconsolidated entities	29	98	114	183
Gain on sale of investment properties, net	—	566	11,664	5,874
Net income	11,156	10,187	58,321	39,773
Net income attributable to noncontrolling interests:
Operating Partnership	(276)	(313)	(1,576)	(1,136)
Partially owned properties	(141)	(112)	(515)	(491)
Net income attributable to controlling interests	10,739	9,762	56,230	38,146
Preferred distributions	(285)	(226)	(1,340)	(731)
Net income attributable to common shareholders	$10,454	$9,536	$54,890	$37,415
Net income per share:
Basic	$0.06	$0.05	$0.30	$0.23
Diluted	$0.06	$0.05	$0.30	$0.23
Weighted average common shares:
Basic	182,361,904	179,683,947	182,064,064	163,123,109
Diluted	187,847,406	185,273,236	187,526,762	168,231,299

Dividends and distributions declared per common share and OP Unit	$0.230	$0.230	$0.920	$0.915

Physicians Realty Trust
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
ASSETS	2018	2017
Investment properties:
Land and improvements	$211,253	$217,695
Building and improvements	3,623,962	3,568,858
Tenant improvements	36,497	23,056
Acquired lease intangibles	452,384	458,713
	4,324,096	4,268,322
Accumulated depreciation	(411,052)	(300,458)
Net real estate property	3,913,044	3,967,864
Real estate loans receivable	55,659	76,195
Investments in unconsolidated entities	1,330	1,329
Net real estate investments	3,970,033	4,045,388
Cash and cash equivalents	19,161	2,727
Tenant receivables, net	8,881	9,966
Other assets	144,759	106,302
Total assets	$4,142,834	$4,164,383
LIABILITIES AND EQUITY
Liabilities:
Credit facility	$457,388	$324,394
Notes payable	966,961	966,603
Mortgage debt	108,504	186,471
Accounts payable	3,886	11,023
Dividends and distributions payable	43,821	43,804
Accrued expenses and other liabilities	76,282	56,405
Acquired lease intangibles, net	13,585	15,702
Total liabilities	1,670,427	1,604,402

Redeemable noncontrolling interests - Series A Preferred Units (2018) and partially owned properties	24,747	12,347

Equity:
Common shares, $0.01 par value, 500,000,000 common shares authorized, 182,416,007 and 181,440,051 common shares issued and outstanding as of December 31, 2018 and December 31, 2017, respectively	1,824	1,814
Additional paid-in capital	2,791,555	2,772,823
Accumulated deficit	(428,307)	(315,417)
Accumulated other comprehensive income	14,433	13,952
Total shareholders’ equity	2,379,505	2,473,172
Noncontrolling interests:
Operating Partnership	67,477	73,844
Partially owned properties	678	618
Total noncontrolling interests	68,155	74,462
Total equity	2,447,660	2,547,634
Total liabilities and equity	$4,142,834	$4,164,383

Physicians Realty Trust
Reconciliation of Non-GAAP Measures
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income	$11,156	$10,187	$58,321	$39,773
Earnings per share - diluted	$0.06	$0.05	$0.30	$0.23

Net income	11,156	10,187	58,321	39,773
Net income attributable to noncontrolling interests - partially owned properties	(141)	(112)	(515)	(491)
Preferred distributions	(285)	(226)	(1,340)	(731)
Depreciation and amortization expense	39,276	36,092	158,163	125,022
Depreciation and amortization expense - partially owned properties	(73)	(121)	(336)	(531)
Gain on sale of investment properties, net	—	(566)	(11,664)	(5,874)
Impairment loss	—	965	—	965
FFO applicable to common shares and OP Units	$49,933	$46,219	$202,629	$158,133
FFO per common share and OP Unit	$0.27	$0.25	$1.08	$0.94
Net change in fair value of derivative	11	(10)	(6)	150
Acquisition expenses	—	3,913	—	16,744
Net change in fair value of contingent consideration	—	(476)	(50)	(472)
Normalized FFO applicable to common shares and OP Units	$49,944	$49,646	$202,573	$174,555
Normalized FFO per common share and OP Unit	$0.27	$0.27	$1.08	$1.04

Normalized FFO applicable to common shares and OP Units	49,944	49,646	202,573	174,555
Non-cash share compensation expense	2,006	1,357	8,681	5,073
Straight-line rent adjustments	(4,590)	(5,034)	(21,860)	(16,202)
Amortization of acquired above/below-market leases/assumed debt	810	944	3,287	3,596
Amortization of lease inducements	316	344	1,310	1,309
Amortization of deferred financing costs	620	568	2,428	2,299
TI/LC and recurring capital expenditures	(4,453)	(3,858)	(19,779)	(15,319)
Seller master lease and rent abatement payments	—	240	229	973
Normalized FAD applicable to common shares and OP Units	$44,653	$44,207	$176,869	$156,284

Weighted average number of common shares and OP Units outstanding	187,847,406	185,273,236	187,526,762	168,231,299

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income	$11,156	$10,187	$58,321	$39,773
General and administrative	6,660	6,112	28,816	22,957
Acquisition expenses	—	3,913	—	16,744
Depreciation and amortization	39,365	36,128	158,389	125,159
Interest expense	16,209	13,723	66,183	47,008
Net change in the fair value of derivative	11	(10)	(6)	150
Gain on sale of investment properties, net	—	(566)	(11,664)	(5,874)
Impairment loss	—	965	—	965
NOI	$73,401	$70,452	$300,039	$246,882

NOI	$73,401	$70,452	$300,039	$246,882
Straight-line rent adjustments	(4,590)	(5,034)	(21,860)	(16,202)
Amortization of acquired above/below-market leases/assumed debt	810	944	3,287	3,596
Amortization of lease inducements	316	344	1,310	1,309
Seller master lease and rent abatement payments	—	240	229	973
Change in fair value of contingent consideration	—	(476)	(50)	(472)
Cash NOI	$69,937	$66,470	$282,955	$236,086

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income	$11,156	$10,187	$58,321	$39,773
Depreciation and amortization	39,365	36,128	158,389	125,159
Interest expense	16,209	13,723	66,183	47,008
Gain on sale of investment properties, net	—	(566)	(11,664)	(5,874)
Impairment loss	—	965	—	965
EBITDAre	66,730	60,437	271,229	207,031
Acquisition expenses	—	3,913	—	16,744
Non-cash share compensation expense	2,006	1,357	8,681	5,073
Non-cash changes in fair value	11	(486)	(56)	(322)
Adjusted EBITDAre	$68,747	$65,221	$279,854	$228,526

This press release includes Funds From Operations (FFO), Normalized FFO, Normalized Funds Available For Distribution (FAD), Net Operating Income (NOI), Cash NOI, Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDAre, which are non-GAAP financial measures. For purposes of the SEC’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, we have provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

We believe that information regarding FFO is helpful to shareholders and potential investors because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. We calculate FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss (computed in accordance with GAAP) before noncontrolling interests of holders of OP units, excluding preferred distributions, gains (or losses) on sales of depreciable operating property, impairment write-downs on depreciable assets, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs). Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with NAREIT definition or that interpret the NAREIT definition differently than we do. The GAAP measure that we believe to be most directly comparable to FFO, net income, includes depreciation and amortization expenses, gains or losses on property sales, impairments, and noncontrolling interests. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from the operations of our properties. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in our financial statements. FFO does not represent cash generated from operating activities in accordance with GAAP, should not be considered to be an alternative to net income or loss (determined in accordance with GAAP) as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

We use Normalized FFO, which excludes from FFO net change in fair value of derivative financial instruments, acquisition expenses, acceleration of deferred financing costs, change in fair value of contingent consideration, and other normalizing items. However, our use of the term Normalized FFO may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. Normalized FFO should not be considered as an alternative to net income or loss (computed in accordance with GAAP), as an indicator of our financial performance or of cash flow from operating activities (computed in accordance with GAAP), or as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Normalized FFO should be reviewed in connection with other GAAP measurements.

We define Normalized FAD, a non-GAAP measure, which excludes from Normalized FFO non-cash share compensation expense, straight-line rent adjustments, amortization of acquired above- or below-market leases and assumed debt, amortization of lease inducements, amortization of deferred financing costs, and recurring capital expenditures related to tenant improvements and leasing commissions, and includes cash payments from seller master leases and rent abatement payments. Other REITs or real estate companies may use different methodologies for calculating Normalized FAD, and accordingly, our computation may not be comparable to those reported by other REITs. Although our computation of Normalized FAD may not be comparable to that of other REITs, we believe Normalized FAD provides a meaningful supplemental measure of our performance due to its frequency of use by analysts, investors, and other interested parties in the evaluation of our performance as a REIT. Normalized FAD should not be considered as an alternative to net income or loss attributable to controlling interest (computed in accordance with GAAP) or as an indicator of our financial performance. Normalized FAD should be reviewed in connection with other GAAP measurements.

NOI is a non-GAAP financial measure that is defined as net income or loss, computed in accordance with GAAP, generated from our total portfolio of properties before general and administrative expenses, acquisition-related expenses, depreciation and amortization expense, interest expense, net change in the fair value of derivative financial instruments, gain or loss on the sale of investment properties, and impairment losses. We believe that NOI provides an accurate measure of operating performance of our operating assets because NOI excludes certain items that are not associated with management of the properties. Our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

Cash NOI is a non-GAAP financial measure which excludes from NOI straight-line rent adjustments, amortization of acquired above and below market leases, and other non-cash and normalizing items. Other non-cash and normalizing items include items such as the amortization of lease inducements, payments received from seller master leases and rent abatements, and changes in fair value of contingent consideration. We believe that Cash NOI provides an accurate measure of the operating performance of our operating assets because it excludes certain items that are not associated with management of the properties. Additionally, we believe that Cash NOI is a widely accepted measure of comparative operating performance in the real estate community. Our use of the term Cash NOI may not be comparable to that of other real estate companies as such other companies may have different methodologies for computing this amount.

We define EBITDAre as net income or loss computed in accordance with GAAP plus depreciation and amortization, interest expense, loss (gain) on dispositions, and impairment loss. We define Adjusted EBITDAre as net income or loss computed in accordance with GAAP plus depreciation and amortization, interest expense, loss (gain) on dispositions, impairment loss, acquisition expenses, non-cash share compensation expense, non-cash changes in fair value, and other normalizing items. We consider EBITDAre and Adjusted EBITDAre important measures because they provide additional information to allow management, investors, and our current and potential creditors to evaluate and compare our core operating results and our ability to service debt.